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Information

Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com

Clear Channel Radio Signs Renewal for Arbitron Portable People Meter

and Diary Radio Rating Services
Investor conference call scheduled for 10:00 a.m. Eastern Time,
Thursday December 9, 2010

COLUMBIA, MD; December 8, 2010 — Arbitron Inc. (NYSE: ARB) today announced that Clear Channel Radio has signed multi-year, multi-market contracts for Arbitron’s Portable People MeterTM (PPM™) and diary radio ratings services. These agreements extend Clear Channel’s access to Arbitron radio ratings and other services in all of Clear Channel Radio’s markets through December 31, 2016.

“Arbitron’s PPM and diary ratings are an integral part of the radio buy-sell process for both terrestrial and digital outlets. We’re gratified that Clear Channel Radio, our largest client, has ensured its continued access to Arbitron services by renewing our partnership on this long term basis,” said William Kerr, President and Chief Executive Officer, Arbitron Inc. “Going forward Arbitron and Clear Channel will be working closely with other radio groups in an industry-wide advocacy program to further promote the value of radio as the ultimate audio-powered and community-driven medium,” said Mr. Kerr.

“In today’s competitive media environment, advertisers and agencies increasingly demand accurate and timely data to inform their buying decisions,” said Clear Channel Radio President and CEO John Hogan. “Arbitron’s PPM and diary ratings validate the great power of our medium and our platforms – and help us demonstrate every day how well we deliver on radio’s unique ability to engage audiences.”

Clear Channel is Arbitron’s largest radio ratings subscriber and represented approximately 19 percent of Arbitron’s revenue in 2009.

Arbitron has filed with the Securities and Exchange Commission a Current Report on Form 8-K that contains more information regarding the agreements. A copy of the Current Report on Form 8-K can be found on the Arbitron Web site.

In a separate announcement also released today, Arbitron has provided full-year 2011 guidance for revenue and earnings per share.

Investor Conference Call: Schedule and Access

Arbitron will host a conference call at 10:00 a.m. Eastern Time on Thursday, December 9, 2010.

The Company invites you to listen to the call toll-free by dialing (888) 562-3356. The conference call can be accessed from outside of the United States by dialing (973) 582-2700. To participate, users will need to use the following code: 30309082.

The call will also be available live on the Internet at the following sites: www.arbitron.com and www.streetevents.com.

A replay of the call will be available from 1:00 p.m. on December 9, 2010, through
11:59 p.m. on December 16, 2010. To access the replay toll-free, please call (800) 642-1687 in the United States or (706) 645-9291 if you’re calling from outside of the United States. To access the replay, users will need to enter the following code: 30309082.

About Arbitron Radio Ratings Services
The Arbitron Portable People Meter is a portable device that captures a consumer’s exposure to media and entertainment by passively capturing an inaudible code that can be embedded in the audio content of terrestrial, satellite and online radio broadcasts, in broadcast, cable and satellite television as well as cinema advertising and many types of place-based digital media. The PPM service is currently commercialized in 43 markets nationwide, and is scheduled to be commercialized in a total of 48 markets by December 31, 2010.

The Arbitron diary service has measured radio audiences of more than 13,000 stations broadcasting in the United States as well as from Canada and Mexico for more than 40 years. The Arbitron diary methodology has evolved significantly over the past four decades, including improvements to sampling cell phone households and improving recruitment of hard-to-reach young and ethnic demographics.

About Clear Channel Radio
Clear Channel Radio is a leading radio company focused on serving local communities across the U.S. with an audience of more than 110 million choosing Clear Channel Radio programming each week. The company’s content can be heard on AM/FM stations, HD digital radio channels, on the Internet, at iheartradio.com and on the iheartradio mobile application on iPods and smart phones, and used via navigation systems from TomTom, Garmin and others. Clear Channel Radio’s iheartradio app delivers over 750 of America’s favorite local radio stations, celebrity-hosted channels, local traffic reports & exclusive videos. The company’s operations include radio broadcasting, syndication and independent media representation. Clear Channel Radio is a division of Clear Channel Communications, Inc. (OTCBB:CCMO), a leading global media and entertainment company. More information on the company can be found at www.clearchannel.com.
About Arbitron
Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media– radio, television, cable, online radio and out-of-home–as well as advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter device and PPM 360™, new technologies for media and marketing research.

Portable People Meter™, PPM™ and PPM 360™ are marks of Arbitron Inc.

PPM ratings are based on audience estimates and are the opinion of Arbitron and should not be relied on for precise accuracy or precise representativeness of a demographic or radio market.

Arbitron Forward-Looking Statements

Statements in this release that are not strictly historical, including the statements regarding expectations for future performance and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, the current global economic recession and the upheaval in the credit markets and financial services industry, competition, our ability to develop and successfully market new products and technologies, our ability to successfully commercialize our Portable People Meter service, the growth rates and cyclicality of markets we serve, our ability to expand our business in new markets, our ability to successfully identify, consummate and integrate appropriate acquisitions, the impact of increased costs of data collection including a trend toward increasing incidence of cell phone-only households, litigation and other contingent liabilities including intellectual property matters, our compliance with applicable laws and regulations and changes in applicable laws and regulations, our ability to achieve projected efficiencies, cost reductions, sales growth and earnings, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2009 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update any forward-looking statement.